MARINEMAX REPORTS THIRD QUARTER FISCAL 2015 RESULTS
~ Revenue Increases to Over $231 Million ~
~ Same-Store Sales Grew 10% ~
~ Comparable Net Income Increases Over 15% ~

CLEARWATER, FL, July 22, 2015 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its fiscal third quarter ended June 30, 2015.

Revenue grew approximately 8% to $231.8 million for the quarter ended June 30, 2015 compared with $214.4 million for the comparable quarter last year. Same-store sales increased approximately 10%, which is on top of 22% growth in the comparable quarter last year. The Company’s net income for the quarter ended June 30, 2015, was $14.9 million or $0.59 per diluted share, including a $1.6 million or $0.06 per diluted share gain from the sale of real estate, compared to net income of $11.5 million, or $0.47 per diluted share for the comparable quarter last year.

Revenue grew approximately 22% to $562.1 million for the nine months ended June 30, 2015 compared with $460.6 million for the comparable period last year. Same-store sales increased approximately 23%, on top of 5% growth in the comparable period last year. The Company’s net income for the nine months ended June 30, 2015 improved to $15.5 million, or $0.61 per diluted share, which includes the real estate sale gain of $1.6 million or $0.06 per diluted share, compared with net income of $6.2 million, or $0.25 per diluted share, for the comparable period last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer stated, “We continue to make steady progress as our team leverages the strategies we have put in place to meet the needs of our growing customer base. We produced solid growth in revenue and earnings per share, along with our third consecutive quarter of sequential improvement in gross margins despite the mix of products in the June quarter being heavily influenced by the sale of used boats, which carry lower margins. The new models from all of our manufacturing partners are being very well received and based on their demand, the consumer is eager for something different and new. Our sales growth has resulted in continued gains in market share, which we believe has accelerated as we move through the busy summer selling season.”

Mr. McGill continued, “With our well capitalized balance sheet, highly desirable brands and an ongoing return of the consumer to boating, MarineMax remains well positioned to build on earnings and cash flow as we look ahead to the coming years of helping our customers maximize their enjoyment and time on the water.”

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About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Grady-White, Harris, Crest, Scout, Sailfish, Scarab Jet Boats, Aquila, and Nautique. MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 54 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the third quarter ended June 30, 2015; the eagerness of our customers for new and different boats; trends indicating an ongoing return of the consumer to boating; and MarineMax’s positioning to build on its market share. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2014 and other filings with the Securities and Exchange Commission.

Contact:
	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
MarineMax, Inc. 727/531-1700

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue	$231,849	$214,401	$562,118	$460,607
Cost of sales	174,809	160,195	425,423	341,705

Gross profit	57,040	54,206	136,695	118,902
Selling, general, and administrative expenses	41,049	41,652	117,701	109,609

Income from operations	15,991	12,554	18,994	9,293
Interest expense	1,141	1,051	3,540	3,138

Income before income tax provision	14,850	11,503	15,454	6,155
Income tax provision	—	—	—	—

Net income	$14,850	$11,503	$15,454	$6,155

Basic net income per common share	$0.60	$0.48	$0.63	$0.26

Diluted net income per common share	$0.59	$0.47	$0.61	$0.25

Weighted average number of common shares used in computing net income per common share:
Basic	24,654,076	24,012,991	24,491,338	23,857,606

Diluted	25,316,092	24,719,369	25,175,538	24,601,712

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	June 30,	June 30,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$47,448	$41,820
Accounts receivable, net	23,018	24,196
Inventories, net	257,597	234,257
Prepaid expenses and other current assets	4,978	4,737

Total current assets	333,041	305,010
Property and equipment, net	106,279	101,855
Other long-term assets, net	5,163	5,448

Total assets	$444,483	$412,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,544	$13,370
Customer deposits	13,630	10,717
Accrued expenses	22,719	22,794
Short-term borrowings	137,388	131,042

Total current liabilities	185,281	177,923
Long-term liabilities	425	611

Total liabilities	185,706	178,534
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	26	25
Additional paid-in capital	233,894	227,540
Retained earnings	42,595	22,024
Treasury stock	(17,738)	(15,810)

Total stockholders’ equity	258,777	233,779

Total liabilities and stockholders’ equity	$444,483	$412,313

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